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                                                                    EXHIBIT 4.30

                             MANUFACTURING AGREEMENT

         This MANUFACTURING AGREEMENT (the "Manufacturing Agreement") is entered into as of December 7, 2002 (the "Effective Date"), by and between Galen (Chemicals) Limited ("Galen"), a company organized and existing under the laws of the Republic of Ireland and Eli Lilly and Company ("Lilly"), a corporation organized and existing under the laws of the State of Indiana. Galen and Lilly are sometimes referred to herein individually as a "Party" and collectively as "Parties".

                                    RECITALS

         WHEREAS, Lilly and Galen have entered into an Assignment, Transfer and Assumption Agreement of even date herewith (the "Assignment Agreement");

         WHEREAS, subject to the terms and conditions set forth in this Manufacturing Agreement, Galen wishes to have Lilly manufacture and sell Sarafem(R) (fluoxetine hydrochloride) to Galen; and

         WHEREAS, subject to the terms and conditions set forth in this Manufacturing Agreement, Lilly wishes to manufacture and sell such product for and to Galen.

         NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Manufacturing Agreement, the following terms will have the meanings set forth below:

1.1 Capitalized terms not otherwise defined herein will have the meaning given to them in the Assignment Agreement.

1.2      "ADDITIONAL QUANTITIES" will have the meaning set forth in Section 4.3.

1.3 "ASSIGNMENT AGREEMENT" will have the meaning set forth in the first WHEREAS clause of this Manufacturing Agreement.

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1.4      "AUDIT" means a review by Galen or its appointed representatives (such representatives to be reasonably acceptable to Lilly) of Lilly's processes, procedures and documents as described in Section 3.3(b) of this Manufacturing Agreement.

1.5 "CGMP" means current Good Manufacturing Practices pursuant to 21 C.F.R.Section 211 et seq., as such may be amended from time to time.

1.6 "CONTRACT QUARTER" means the period ending on the last day of the calendar month that contains the day immediately preceding the three-month anniversary of the Closing Date, and each consecutive three calendar month period thereafter during the term of this Agreement.

1.7 "CONTRACT YEAR" means the period ending on the last day of the calendar month that contains the day immediately preceding the one-year anniversary of the Closing Date, and each consecutive twelve calendar month period thereafter during the term of this Agreement.

1.8      "DISPUTED PRODUCT" will have the meaning set forth in Section 5.3(b).

1.9 "EFFECTIVE DATE" will have the meaning set forth in the first paragraph of this Manufacturing Agreement.

1.10 "FDCA" means the Federal Food, Drug and Cosmetic Act (21 U.S.C.Section 301 et seq.), as may be amended from time to time, together with any rules and regulations promulgated thereunder.

1.11     "FORECAST" will have the meaning set forth in Section 4.4.

1.12     "INVENTORY" will have the meaning set forth in Section 2.1.

1.13 "LATENT DEFECT" means a defect that causes the Product to fail to conform to the Specifications and that was not discoverable upon reasonable inspection and testing.

1.14 "LILLY ERROR" means the negligent performance, failure to perform or willful misconduct in the performance by Lilly or its officers, agents or employees of any obligation imposed upon or assigned to Lilly under this Manufacturing Agreement or any Applicable Laws.

1.15 "MANUFACTURING RESPONSIBILITY DOCUMENT" OR "MRD", a copy of which is attached hereto as EXHIBIT A, sets forth additional written instructions regarding the manufacture and supply of Product. Sections of the MRD may be modified from time to time through

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         the issuance of a revised section signed on behalf of each of the
         Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification. In the event of conflict between the terms of the MRD on the one hand, and the terms of the Assignment Agreement, this Manufacturing Agreement, or the Quality Agreement, on the other hand, the terms of the Assignment Agreement, Manufacturing Agreement or Quality Agreement, as applicable, will govern.

1.16 "PARTY" or "PARTIES" will have the meaning set forth in the first paragraph of this Manufacturing Agreement.

1.17 "PRODUCT" means the presentations of finished fluoxetine hydrochloride pharmaceutical product set forth in EXHIBIT B attached hereto marketed under the Assigned Trademark in the Territory. Notwithstanding the foregoing, "Product" will not mean or include Galen New Products.

1.18     "PURCHASE MAXIMUMS" will have the meaning set forth in Section 4.2.

1.19     "PURCHASE MINIMUM" will have the meaning set forth in Section 4.1.

1.20 "QUALITY AGREEMENT" means an agreement between the Parties which describes certain quality and regulatory responsibilities relating to the manufacture and release for sale of the Product by Lilly to Galen. The Quality Agreement will be compiled and agreed upon by the Parties prior to the Closing Date. The Quality Agreement will be subject to and not inconsistent with the terms of this Manufacturing Agreement and the Assignment Agreement, and in the event of conflict between terms of this Manufacturing Agreement or the Assignment Agreement, as applicable, on one hand, and the Quality Agreement on the other, this Manufacturing Agreement or the Assignment Agreement, as applicable, will govern. Sections of the Quality Agreement may be modified from time to time through the issuance of a revised Quality Agreement signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification. A reference to "MRD/Quality Agreement" in this Manufacturing Agreement will mean the MRD and/or Quality Agreement as the context requires.

1.21 "SPECIFICATIONS" means the specifications for manufacturing and packaging the Product as set forth in the sNDAs and in EXHIBIT C attached hereto.

1.22     "THREE-YEAR-FORECAST" will have the meaning set forth in Section
         4.4(b).

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                                   ARTICLE 2
                     PAYMENTS; PURCHASE AND PRICE OF PRODUCT

2.1 PURCHASE OF INVENTORY. On the Closing Date, Galen will purchase from Lilly and Lilly will supply to Galen, finished goods inventory of trade and sample Product designated by Lilly to be sold in the Territory (containing an expiration date of twelve (12) months or more with respect to sample Product and eighteen (18) months or more with respect to trade Product) existing as of the Closing Date, less the quantity of Product held by Lilly's employee health services on the Closing Date ("Inventory"). The purchase price for such finished goods inventory is included in the payment required to be made by Galen pursuant to Sections 2.1 and 2.2 of the Assignment Agreement. The quantity of such finished goods inventory conveyed to Galen pursuant to this Section 2.1 will be applied towards Galen's minimum purchase requirements as set forth in Sections 4.1 and 4.4, below, and Lilly's maximum supply obligations set forth in Sections 4.2 and 4.4, below. Lilly will have no obligation to re-label or over-label any such Product inventory. Galen will not re-label or over-label any such Product inventory.

2.2 PURCHASE OF FUTURE PRODUCT. As of the Closing Date and during the term of this Manufacturing Agreement, subject to Section 4.1 (to the extent the Purchase Minimum is greater than the purchase obligation described in this Section 2.2) and Sections 4.2 and 4.4, below, Galen will purchase exclusively from Lilly one hundred percent (100%) of Galen's future requirements for trade and sample Product in the Territory prior to FDA approval of Galen's Application for Marketing Authorization for Product, and fifty percent (50%) of Galen's future requirements for trade and sample Product in the Territory after the FDA approval of Galen's Application for Marketing Authorization for Product, and Lilly will manufacture and supply such Product for and to Galen. Galen may request, but will not, subject to the minimum purchase obligations set forth in Sections 4.1 and 4.4, below, be obligated to request, that Lilly manufacture and supply Product for the Territory in quantities in excess of Galen's purchase obligations pursuant to this Section 2.2 after the FDA approval of Galen's Application for Marketing Authorization for Product, and, subject to Lilly's maximum supply obligations set forth in Sections 4.2 and 4.4, below, Lilly will manufacture and supply such requested Product for and to Galen. The purchase price for trade and sample Product purchased by Galen pursuant to this Section 2.2 is included in the payment required to be made by Galen pursuant to Sections 2.1 and 2.2 of the Assignment Agreement. The expiration date with respect to all Product purchased by Galen pursuant to this Section 2.2 will be no earlier than eighteen (18) months from the date Lilly makes the applicable Product available for

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         shipment. Lilly will have no obligation to manufacture or package
         Product for Galen in any presentation not set forth in EXHIBIT B. Notwithstanding anything in this Manufacturing Agreement to the contrary, in no event will Lilly be required to supply Product to Galen after the effective date of the termination or expiration of this Agreement except to the extent Lilly was obligated to deliver Product to Galen on or before the effective date of the termination or expiration of this Manufacturing Agreement.

                                   ARTICLE 3
                            MANUFACTURING AND QUALITY

3.1 MANUFACTURING. Lilly will manufacture, package, label, test, prepare for shipment and ship Product to Galen from Lilly's facilities, or the facilities of a Third Person under subcontract with Lilly, at the times and in the quantities set forth by Galen in a purchase order pursuant to Section 4.5, subject, however, to the quantity restrictions set forth in Sections 2.2, 4.1, 4.2 and 4.4 and the minimum lead time for orders set forth in Section 4.5. Each shipment of Product: (i) will have been manufactured in accordance with cGMP in effect at the time of manufacture, (ii) will not be adulterated or misbranded within the meaning of the FDCA by Lilly or any Third Person subcontractors of Lilly, (iii) will not have been manufactured or sold in violation of any Applicable Laws in any material respect, and (iv) upon delivery to Galen, FOB Lilly's loading dock, will convey good title to such Product to Galen. Lilly will fax a certificate of analysis to Galen (at such location designated in the Quality Agreement) no later than five (5) days after Galen's receipt of Product confirming that such Product meets the Specifications then in effect.

3.2 MODIFICATIONS. (a) Galen will inform Lilly in writing as soon as practical of any proposed modification to the Specifications. Lilly will inform Galen in writing of the amount of any additional costs and expenses (including capital expenditures, regulatory and any other costs) and/or increase in on going Product manufacturing costs Lilly would actually incur due to the modification, and if Galen elects to adopt the modification, Galen will promptly reimburse Lilly for such required capital expenditures, regulatory and other costs associated with the modification and such additional purchase price to be paid to reflect any increase in on-going Product manufacturing costs resulting from such modification.

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                  (b)      Lilly will provide Galen a detailed written
         explanation of such costs and expenses and/or increase in on going Product manufacturing costs. If Lilly is unable or unwilling to comply with a proposed modification or if Galen is unwilling to pay Lilly's costs to implement such modification or the increase in purchase price associated therewith, then Galen will withdraw the proposed modification and the Specifications will remain in full force and effect; provided, however, that if (i) Galen is willing to pay such costs, (ii) Lilly is able, but unwilling, to implement such modification, and (iii) such modification relates to testing or packaging, Galen and Lilly will work together in good faith to determine if it would be appropriate for Galen to implement such modifications at the facilities of Galen, an Affiliate of Galen or a Third Person sub-contractor. The use of any such Third Person sub-contractor shall be subject to Lilly's prior written consent, which consent shall not be unreasonably withheld for those Third Person sub-contractors on Lilly's approved list, and such approved list shall be provided to Galen from time to time at Galen's request.

                  (c) Lilly will inform Galen in writing as soon as practical of any modification to the Specifications proposed by Lilly. Lilly will not modify any Specification (other than with respect to minor changes to secondary packaging, which Lilly may modify) without Galen's prior written consent, which consent will not be unreasonably withheld. Except for modifications required by the FDA or Applicable Laws, Lilly will be solely responsible for the costs of any changes in Specifications proposed by Lilly.

                  (d) Galen will notify Lilly as soon as practical of any changes to any Specifications or procedures that are required by the FDA or Applicable Law and that could have an impact on Lilly's performance of this Manufacturing Agreement. Any such changes will be deemed (and treated as) modifications proposed by Galen under this
         Section 3.2; provided, however, that if Galen is not willing to pay for such modification that is required by the FDA or Applicable Laws as described in this Section 3.2 or Lilly is unable to implement such modification that is required by Applicable Laws after exercising commercially reasonable efforts, Lilly may terminate this Manufacturing Agreement as of the date on which the FDA or Applicable Laws require the implementation of such modification. Notwithstanding anything to the contrary provided herein, the modification required by Applicable Law becoming operational shall constitute a waiver of Lilly's rights to terminate under this Section 3.2(d).

                  (e)      In no event will Lilly be required to make under this
         Section 3.2 a modification that is prohibited by Applicable Law or Governmental or Regulatory

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         Authorities. In no event will Lilly be prohibited from making under this Section 3.2 a modification that is required by Applicable Laws or Governmental or Regulatory Authorities; provided, however, that Lilly shall consult with Galen prior to making any such modification; and provided further, that Lilly shall use its commercially reasonable efforts to implement any such modification at the lowest practical cost. Lilly will have sole responsibility, at Galen's cost, for obtaining any and all necessary regulatory approvals from the FDA for modifications to the Specifications and sNDAs and reporting any modifications to the Specifications and the sNDAs to the FDA as appropriate. The Product supplied to Galen under this Manufacturing Agreement will be manufactured under the sNDAs.

                  (f) Every proposed modification will be treated separately.

3.3      QUALITY CONTROL AND ASSURANCE; CGMP AUDIT.

                  (a) Quality Control and Assurance. Lilly will manufacture the Product in compliance with the Specifications. Lilly will perform quality control testing and quality oversight on the Product to be delivered to Galen hereunder in accordance with the Specifications, cGMP and the MRD/Quality Agreement.

                  (b) Access to Lilly Facilities by Galen Representatives. Upon no less than forty-five (45) days' written notice to Lilly and no more than one (1) time each Calendar Year, Lilly will permit Galen to conduct an Audit of Lilly's facilities during regular business hours for the purpose of making quality control inspections to assure cGMP compliance of the facilities used in the manufacturing, receiving, sampling, analyzing, storing, handling, packaging and shipping of Product, including, but not limited to, in the receipt, storage and issuance of raw materials, labeling and packaging components, and ingredients thereof. Notwithstanding the immediately preceding sentence, in the event of a rejection of Product by Galen pursuant to
         Section 5.3, below, because of a failure to meet Specifications, then Galen will have an additional right to conduct an Audit under the provisions of this Section 3.3(b). Any Galen representatives will be advised of the confidentiality obligations of Article 9, below, and will follow such security and facility access procedures as are reasonably designated by Lilly.

                  Lilly may require that at all times the Galen representatives be accompanied by a Lilly representative and that the Galen representatives not enter areas of the facility used in production of the Product at times other than when the production of Product is occurring to assure protection of Lilly Confidential Information or confidential

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         information of a Third Person. Lilly will respond to any written audit observations provided by Galen within ninety (90) days in the form of a mutually agreed upon action plan.

                  (c) Safety Procedures. Lilly will have responsibility for developing, adopting and enforcing safety procedures for the handling and production of Product by Lilly and the handling and disposal of all waste relating thereto. Such responsibilities will terminate as to Product upon delivery thereof to Galen's common carrier.

                  (d) Applicable Laws. Lilly and Galen shall each comply with all Applicable Laws in performing its obligations hereunder, including laws with respect to the protection of the environment.

3.4 RECORDS AND ACCOUNTING BY LILLY. Lilly will, with respect to each lot of Product produced by it hereunder, for the longer of (i) any period required by Applicable Laws, or (ii) a period of one (1) year after the expiry of the expiration dating of such lot, keep accurate records of the manufacture and testing of the Product produced by it hereunder, including, without limitation, all such records which are required under Applicable Laws. Access to such records will be made available by Lilly to Galen during normal business hours upon Galen's reasonable written request.

                                   ARTICLE 4
                         PURCHASE OF PRODUCT; FORECASTS

4.1 MINIMUM PURCHASE REQUIREMENTS. Without limiting Galen's purchase obligations described in Section 2.2, above, Galen will purchase from Lilly prior to the FDA's approval of Galen's Application for Marketing Authorization for Product, or from Lilly or a Third Person(s), or any combination thereof, after the FDA's approval of Galen's Application for Marketing Authorization for Product, at least five hundred (500) kilograms of trade Product and one hundred forty (140) kilograms of sample Product each Contract Year (the "Purchase Minimum"). For purposes of this Manufacturing Agreement, the term "kilogram" when used in the context of the weight of Product means the kilograms of active pharmaceutical ingredient contained in the Product.

                  For purpose of determining the date upon which Product is purchased pursuant to the terms of this Manufacturing Agreement, the date of "purchase" of

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         Product means the date upon which Lilly or a Third Person, as applicable, is obligated to deliver such Product to Galen.

                  Notwithstanding the foregoing, in the event that a Reduction Date occurs during a Contract Year, the Purchase Minimums for any Contract Year thereafter will be one hundred fifty (150) kilograms of trade Product and forty-two (42) kilograms of sample Product in any such Contract Year.

4.2 MAXIMUM PURCHASE AMOUNTS. Notwithstanding Lilly's supply obligations set forth in Sections 2.2 and 4.4, Lilly will not be required to supply Galen (i) with more than two hundred fifty (250) kilograms of trade Product in any Contract Quarter and more than one thousand (1,000) kilograms of trade Product in any Contract Year, and (ii) with more than seventy (70) kilograms of sample Product in any Contract Quarter and no more than two hundred eighty (280) kilograms of sample Product in any Contract Year. The maximum quantities set forth in the preceding sentence will be collectively referred to herein as the "Purchase Maximums." For purposes of this Manufacturing Agreement, Lilly will be deemed to have "supplied" Product to Galen on the date that Lilly has delivered Product to Galen in accordance with Section 4.7, below.

                  Notwithstanding the foregoing, in the event that a Reduction Date occurs during a Contract Year, the Purchase Maximums for any Contract Year thereafter will be three hundred (300) kilograms of trade Product and eighty-four (84) kilograms of sample Product in any such Contract Year and the Purchase Maximums for any Contract Quarter thereafter will be seventy-five (75) kilograms of trade Product and twenty-one (21) kilograms of sample Product in any such Contract Quarter.

4.3 PURCHASE OF PRODUCT FROM THIRD PERSONS. Notwithstanding Section 4.2, if Galen has purchased the Purchase Maximums from Lilly in a Calendar Quarter or Calendar Year, Galen may, but will not be obligated to, request that Lilly provide additional quantities of Product in excess of the Purchase Maximums ("Additional Quantities"). Lilly will consider in good faith whether to supply Additional Quantities. Additional Quantities will be supplied to Galen at the prices determined by Lilly. If Lilly indicates that it is unable or in good faith unwilling to supply to Galen such Additional Quantities or if Galen in its sole discretion does not request such Additional Quantities from Lilly, then, provided the FDA has approved Galen's Application for Marketing Authorization for Product, Galen will have the right to purchase such Additional Quantities of Product from a Third Person manufacturer under its Application for Marketing Authorization;

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         provided, however, that the purchase of Additional Quantities by Galen from a Third Person manufacturer will not relieve Galen of its obligation to satisfy the Purchase Minimum or purchase obligations set forth in Sections 2.2 and 4.4 from Lilly in any subsequent Contract Quarter or Contract Year, as applicable. If Galen purchases any such Additional Quantities from a Third Person, Galen will maintain, at its cost, all records required to identify the manufacturer of such Product.

4.4      FORECASTS.

                  (a) Upon the Closing Date and on or before the first day of each Contract Quarter thereafter, Galen will provide to Lilly Galen's estimate of the total quantity of Product to be delivered for the following Contract Quarter and the succeeding eight (8) Contract Quarters, broken down into calendar months (the "Forecast"). Subject to Sections 2.2 (to the extent Galen's purchase obligation in Section 2.2 is greater than the purchase obligation described in this Section 4.4(a)), 4.1 and 4.2, above, during each Contract Quarter, Galen will be obligated to purchase eighty percent (80%) of the quantities of Product forecasted for such Contract Quarter in the Forecast in which such Contract Quarter was the third (3rd) Contract Quarter of the Forecast, and Lilly will be obligated to supply Galen with quantity ordered by Galen unless the quantity exceeds one hundred twenty percent (120%) of the quantities of Product forecasted for such Contract Quarter in the Forecast in which such Contract Quarter was the third
         (3rd) Contract Quarter of the Forecast. Except as otherwise set forth in this Section 4.4 or elsewhere in this Agreement, the Parties agree that the Forecasts will be for general planning purposes only, and will not be binding on Lilly or Galen. If Galen fails to provide a Forecast when due, the most recent Forecast will be deemed to be the Forecast in place of the Forecast not delivered, with the quantity forecasted for the ninth (9th) Contract Quarter of the Forecast deemed to be zero (0).

                  (b) Three-Year Forecast. In addition to the Forecasts, Galen will deliver to Lilly on the Closing Date a forecast in months of the quantity of Product Galen expects to receive from Lilly during the term of this Manufacturing Agreement (the "Three-Year Forecast"). The Parties agree that the Three-Year Forecast will be used for planning purposes only and will not be binding on either Party (except to the extent a forecast for a month or quarter is included in a Forecast and is otherwise binding as set forth in Section 4.4(a)).

                  (c) Components or Materials. Reasonable quantities of components or materials that are used in the manufacture of the Product, will be purchased by Lilly, at its

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         own cost and expense. Except for the initial changes in packaging and labeling that are required under Section 5.1, if Galen requests any change to the quantities previously forecasted for a Contract Quarter in a Forecast that causes any obsolescence of any such components or materials purchased by Lilly and the Specifications have been modified pursuant to Section 3.2 causing an increase in Lilly's manufacturing cost, Galen will be responsible to Lilly for the reasonable and direct costs and expenses actually incurred associated with said components or materials related to the increase in manufacturing costs (including, but not limited to, any costs related to returning such components or material to the vendor or otherwise disposing thereof).

4.5 PURCHASE ORDERS. Galen will purchase Product solely by written purchase orders, which purchase orders must be consistent with the quantity restrictions set forth in Sections 2.2, 4.1, 4.2 and 4.4, above. Product must be ordered in whole lot quantities. Each Galen order will be governed by the terms of this Manufacturing Agreement, the Assignment Agreement and the MRD/Quality Agreement, and no terms or conditions of Galen purchase orders, Lilly's acknowledgement forms, or any other forms will be applicable except those specifying quantity ordered (subject to the quantity restrictions) and shipment locations. Galen will submit each such written purchase order to Lilly at least ninety (90) days in advance of the date specified in each purchase order by which delivery of the Product is required. Each purchase order will include the information listed in EXHIBIT D attached hereto. Upon receipt and acceptance of each purchase order by Lilly hereunder, Lilly will supply the Product in such quantities (with any variances permitted hereunder) and will use commercially reasonable efforts to deliver such Product to Galen on the deliver dates specified in such purchase order, unless otherwise mutually agreed to in writing by the Parties. Delivery by Lilly of greater than ninety percent (90%) of the quantity ordered will be in full satisfaction of the quantity ordered in such purchase order and satisfaction of Lilly's obligation to supply such order; provided, however, that the full purchase order will be applied to Galen's minimum purchase obligations under this Manufacturing Agreement, but only the quantities that Lilly actually delivers to Galen will be applied to the maximum purchase amounts under this Manufacturing Agreement. With respect to the purchase of Additional Quantities and increased manufacturing costs arising out of modifications to the Specifications, Galen will only be invoiced and required to pay for the quantities that Lilly actually delivers to Galen.

4.6 TRANSFER OF MANUFACTURING RESPONSIBILITIES. Lilly agrees to provide to Galen or its designees, at no cost to Galen except as otherwise provided in this Section 4.6, up to five hundred (500) hours of manufacturing transfer assistance to be used by Galen prior to the

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         third year anniversary of the Closing Date. Any transfer assistance provided by Lilly to Galen in excess thereof shall be paid for by Galen at the rate of $275 per hour. Lilly will have no obligation to provide assistance in excess of the required 500 hours, but will consider requests for assistance by Galen in good faith. In all cases, Galen agrees to pay Lilly for all reasonable travel, room and board expenses incurred by Lilly personnel in providing such assistance. Lilly will invoice Galen on a monthly basis for the expenses incurred during the previous calendar month. Galen will pay such invoices within thirty
         (30) days from the date of invoice, with such payments being made by Federal Reserve electronic wire transfer to an account designated by Lilly. Lilly's obligation pursuant to this Section 4.6 will cease or be suspended, as applicable, in the event this Manufacturing Agreement is terminated or suspended by Lilly in accordance with the provisions of this Agreement. In connection with the technology transfer contemplated in this Section 4.6, Lilly will only be required to provide Galen or its designees with such documentation and technical assistance as is reasonably necessary to transfer the manufacturing of Product to Galen or its designees.

4.7 SHIPMENT OF PRODUCT. Shipment of Product will be to one distribution center designated by Galen for trade Product and one distribution center designated by Galen for sample Product. Lilly will not make direct shipments to final customers. Galen will select and pay the carrier to be used. Product will be shipped FOB Lilly's loading dock, freight class, Class 70 (Class of Commodity for Food and Pharmaceutical Product) or as may otherwise be required pursuant to Applicable Laws. Title and risk of loss or damage to the Product will remain with Lilly to Lilly's loading dock, at which time title to the Product will rest in, and risk of loss or damage to the Product will pass to, Galen FOB Lilly's loading dock. Galen will cause Product to be picked up at Lilly's dock no later than fifteen (15) business days after the later of (i) the delivery date specified in the applicable purchase order, and (ii) the date Lilly makes such Product available for shipment.

                                   ARTICLE 5
                       LABELING; TRADE DRESS; NON-PRODUCT

5.1 LABELING, TRADE DRESS AND PACKAGING. The Product will be labeled, prepared and packed for shipment in full compliance with the sNDAs and cGMP, and in accordance with the MRD/Quality Agreement. Galen, at its expense, will provide Lilly with an electronic graphics file for all new or revised printed packaging components to be used in

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         the manufacture of Product. Such artwork will be implemented as soon as practicable after all applicable regulatory requirements with respect thereto have been met and in accordance with the provisions set forth in the MRD/Quality Agreement. Until Galen's initial packaging and labeling materials have been implemented, Product will continue to be labeled and packaged with the labels and packaging being used by Lilly as of the Closing Date. Lilly hereby grants to Galen, for no additional consideration, a non-exclusive license to use (but not modify) the labels and packaging being used by Lilly for the Product as of the Closing Date solely to market, sell and promote the Product delivered by Lilly that contains such labels and packaging being used by Lilly as of the Closing Date. The foregoing license does not grant Galen any rights in the "Lilly" mark or name except as it appears in such labels and packaging. The foregoing license will terminate upon the earlier of Galen's sale of all of such Product, or on the second (2nd) year anniversary of the Closing Date. Lilly will have no obligation to re-label or over-label any such Product packaged prior to the implementation of Galen's labels and packaging. Galen's name (or the name of an Affiliate of Galen) will appear as the exclusive distributor of the Product and Lilly's name will appear as the manufacturer of the Product (unless a Third Person manufactures any Product pursuant to Section 4.3, above, in which event such Third Person's name will appear as the manufacturer of the Product) unless it is reasonable and allowed under Applicable Laws under the circumstances to delete Lilly's or such Third Person's name. All changes made to Galen's initial labeling will be made in accordance with the procedures and timelines set forth in the MRD. Galen will reimburse Lilly for any costs associated with changing to Galen's initial labeling, trade dress and packaging work provided by Lilly hereunder and for any subsequent packaging and labeling change work required or otherwise requested by Galen hereunder, including without limitation, commercially reasonable costs associated with the destruction of printed components rendered obsolete as a result of the transactions contemplated hereby.

5.2 LOT NUMBERING. Lilly's lot numbers will be affixed on the containers for the Product and on each shipping carton in accordance with Applicable Laws.

5.3      TESTING AND REJECTION OF DELIVERED PRODUCT.

                  (a) Non-Conforming Product. Galen will be entitled, but not obliged, at its cost and expense and using the test methods set forth in the sNDAs or other applicable cGMP test methods used by Lilly at the time such Product was manufactured, to test any and all Product delivered to it hereunder to determine whether such Product complies with the Specifications. Galen will use validated methods to test Product. Galen will notify Lilly in writing promptly, and in any event not later than forty-five (45) days after delivery thereof if it rejects any Product delivered to it because such Product failed to meet the Specifications. Any notice of rejection by Galen shall be accompanied by a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by Galen on the allegedly nonconforming product, together with the methods and procedures used. Lilly shall notify Galen as promptly as reasonably possible, but in any event within forty-five (45) business days after receipt of such notice of rejection, whether it accepts Galen's assertions of non-conformity. If Galen rejects any such Product it will, at Lilly's request, provide Lilly with the opportunity to conduct its own tests on such rejected Product. Product not rejected within the forty-five (45) day period will be deemed accepted and, without in any way limiting Lilly's indemnity obligations set forth in Section 11.1, will constitute a waiver of any claims Galen may have against Lilly with respect to the purchase price for such shipment; subject, however, to Galen's right to reject any Product for Latent Defects discovered by Galen and promptly reported to Lilly. Lilly will use commercially reasonable efforts to replace the properly rejected Product with Product which meets the Specifications within a commercially reasonable time and will deliver such replacement Product, at Lilly's sole cost and expense, to Galen. In addition, Lilly will, at Lilly's sole cost and expense, arrange for all such rejected Product to be picked up promptly and, where applicable, destroyed in accordance with all Applicable Laws. Product properly rejected in accordance with this
         Section 5.3(a) will not be applied to the applicable Purchase Maximums, Purchase Minimums, the purchase obligation set forth in Section 2.2, or the minimum purchase or maximum supply obligations set forth in Section 4.4(a); but replacement Product will be applied to the applicable Purchase Maximums, Purchase Minimums, the purchase obligations set forth in Section 2.2, and the minimum purchase or maximum supply obligations set forth in Section 4.4(a).

                  (b) Disputed Product. Notwithstanding subsection (a), above, if Galen and Lilly disagree on whether any Product rejected by Galen pursuant to subsection (a), above, complies with the Specifications or on the methods for or results of testing of any of such rejected Product, an independent laboratory which is acceptable to both Parties will test the Product in dispute ("Disputed Product") using the test methods set forth in the sNDAs, and any other applicable cGMP test method used by Lilly at the time the Disputed Product was manufactured, which tests will be validated by such laboratory independently. If such laboratory finds that the Disputed Product meets the Specifications, Galen will promptly pay the fees of such laboratory related to such testing.

         To the extent such Disputed Product is found to meet the Specifications, such Disputed Product will be applied to the applicable Purchase Maximums, Purchase Minimums, the purchase obligations set forth in Section 2.2, and the minimum purchase or maximum supply obligations set forth in Section 4.4 (a). If such laboratory finds that the Disputed Product fails to meet the Specifications, Lilly will pay the fees of such laboratory related to such testing and will promptly replace the Disputed Product in accordance with the preceding subsection (a). Both Parties hereby agree to accept and be bound by the findings of such independent laboratory.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF LILLY

         Lilly hereby represents and warrants to Galen that, as of the date hereof:

6.1 ORGANIZATION AND STANDING. Lilly is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana.

6.2 POWER AND AUTHORITY. Lilly has all requisite corporate power and authority to execute, deliver, and perform this Manufacturing Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Manufacturing Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly's organizational documents, bylaws, or any Applicable Law applicable to Lilly, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Lilly is a party or by which Lilly is bound.

6.3 CORPORATE ACTION; BINDING EFFECT. Lilly has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Manufacturing Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Manufacturing Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute legal, valid, and binding obligations of Lilly enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

6.4 GOVERNMENTAL APPROVAL. Except as set forth in Section 4.15 of the Assignment Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Manufacturing Agreement, or any agreement or instrument contemplated by this Manufacturing Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby.

6.5 BROKERAGE. No broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Manufacturing Agreement or the transactions contemplated hereby.

6.6 LITIGATION. Except as set forth in SCHEDULE 4.19 of the Assignment Agreement, there are no pending or, to Lilly's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Lilly or its Affiliates in the Territory which, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Manufacturing Agreement or any agreement or instrument contemplated hereby. Galen acknowledges that Lilly has or may have certain actions, claims, suits or proceedings pending or threatened with respect to Prozac(R), Prozac(R) Weekly(TM) or fluoxetine hydrochloride unrelated to the Product, and Galen agrees that Lilly will not be in breach of the representation and warranty set forth in this Section 6.6 or this Agreement as a result of such actions or proceedings.

6.7 PRODUCT SPECIFICATIONS. As of the date of delivery, all of the existing Product purchased by Galen pursuant to Section 2.1 above and all Product delivered by Lilly to Galen hereunder: (i) will conform to the Specifications in effect at the time of manufacture, (ii) will have been manufactured in accordance with cGMP in effect at the time of manufacture, (iii) will not be adulterated or misbranded by Lilly within the meaning of the FDCA, (iv) will not have been manufactured or sold in violation of any Applicable Laws in any material respect, and
         (v) will convey good title to such Product to Galen.

6.8 NOT DEBARRED. Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Lilly will immediately notify Galen of such fact.

6.9 APPLICABLE LAWS. Lilly will comply with all Applicable Laws relating to its manufacture of the Product.

6.10     IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 6 AND
         ARTICLE 4 OF THE ASSIGNMENT AGREEMENT, LILLY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NONINFRINGEMENT.

                                   ARTICLE 7
                     REPRESENTATIONS AND WARRANTIES OF GALEN

         Galen represents and warrants to Lilly that, as of the date hereof:

7.1 ORGANIZATION AND STANDING. Galen is a company duly organized, validly existing, and in good standing under the laws of the Republic of Ireland.

7.2 POWER AND AUTHORITY. Galen has all requisite corporate power and authority to execute, deliver, and perform this Manufacturing Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Manufacturing Agreement by Galen does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Galen's organizational documents, bylaws, or any Applicable Law applicable to Galen, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Galen is a party or by which Galen is bound.

7.3 CORPORATE ACTION; BINDING EFFECT. Galen has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Manufacturing Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Manufacturing Agreement has been duly executed and delivered by Galen and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Galen will constitute legal, valid, and binding obligations of Galen enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

7.4 GOVERNMENTAL APPROVAL. Except as set forth in Section 5.4 of the Assignment Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Manufacturing Agreement, or any agreement or instrument contemplated by this Manufacturing Agreement, by Galen or the performance by Galen of its obligations contemplated hereby and thereby.

7.5 BROKERAGE. No broker, finder or similar agent has been employed by or on behalf of Galen, and no Person with which Galen has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Manufacturing Agreement or the transactions contemplated hereby.

7.6 LITIGATION. There are no pending or, to Galen's knowledge as of the Effective Date, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Galen which, either individually or together with any other, will have a material adverse effect on the ability of Galen to perform its obligations under this Manufacturing Agreement or any agreement or instrument contemplated hereby.

7.7 NOT DEBARRED. Galen is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Galen will immediately notify Lilly of such fact.

7.8 APPLICABLE LAWS. Galen will comply with Applicable Laws relating to its distributing, marketing, promoting and selling of the Product.

                                   ARTICLE 8
                  TERM OF MANUFACTURING AGREEMENT; TERMINATION

8.1 TERM OF MANUFACTURING AGREEMENT. Unless sooner terminated in accordance with this Article 8 or any other provision of this Manufacturing Agreement, this Manufacturing Agreement will take effect and commence on the Closing Date and continue in effect for a term that will expire on the last day of the third Contract Year. No suspension of this Manufacturing Agreement will extend the term of this Manufacturing Agreement.

8.2 PROCEDURES FOR SUSPENSION OR TERMINATION. A suspension of a Party's obligations under this Manufacturing Agreement pursuant to Section 8.3(b) or a termination of this Manufacturing Agreement pursuant to Sections 3.2(d) and 8.3(a) or (c) shall not be effective unless the suspending or terminating Party complies with the following procedures:

                  (a) The suspending or terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach or material default, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days with respect to monetary breaches or defaults or ninety (90) days with respect to non-monetary breaches or defaults after the date of receipt of the notification or, if the non-monetary material breach or material default reasonably cannot be corrected or remedied within ninety (90) days, then if (i) the defaulting Party has not commenced remedying said material breach or material default within said ninety (90) days and is diligently pursuing completion of same, or (ii) said material breach or material default has not been corrected or remedied within one-hundred twenty
         (120) days, then such suspending or terminating Party may immediately suspend its obligations under this Manufacturing Agreement pursuant to
         Section 8.3(b) or terminate this Agreement pursuant to Sections 3.2(d) and 8.3(a) or (c) by again providing written notification to the defaulting Party and such suspension or termination shall be effective as of the date that such notice was delivered to the other Party; provided that in the case of a termination of this Agreement by Lilly pursuant to Section 3.2(d), the effective date of any such or termination shall be in accordance with Section 3.2(d). This Section 8.2(a) will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

8.3 TERMINATION OR SUSPENSION FOLLOWING THE CLOSING DATE. Following the Closing Date, this Manufacturing Agreement may not be suspended or terminated by either Party, except as follows:

                  (a) Either Party may immediately terminate this Manufacturing Agreement by providing written notice to the other Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party or an involuntary petition for relief under the United States Bankruptcy Code is filed in a court of competent jurisdiction against the other Party which is not dismissed within thirty (30) days of its filing, or the other Party makes or executes any assignment for the benefit of creditors.

                  (b) Lilly may suspend its obligations under this Manufacturing Agreement in the event of a material breach or material default by Galen of Galen's obligations to make any payments to Lilly under the Assignment Agreement or this Manufacturing Agreement; provided that if Galen cures such material breach or material default within the cure period provided in Section 8.2(a), then Lilly will be obligated to continue to perform thereafter its obligations under this Manufacturing Agreement.

                  (c) Lilly may terminate this Manufacturing Agreement in the event that Galen fails to receive approval from the FDA of its Application for Marketing Authorization for the Product by the third anniversary of the Closing Date. If Galen fails to receive an approvable letter before the third anniversary of the Closing Date, the cure period provided in Section 8.2 shall not apply.

8.4 TERMINATION PRIOR TO CLOSING. In addition to each Party's rights to terminate pursuant to Section 8.3, a Party may terminate this Manufacturing Agreement prior to the Closing Date immediately upon any termination of the Assignment Agreement by such Party pursuant to the terms thereof.

8.5 EFFECT OF TERMINATION. Upon termination of this Manufacturing Agreement for any reason (whether due to breach of either Party or otherwise), Lilly will furnish to Galen a complete inventory of all work in progress for the manufacture of the Product and an inventory of all finished Product. Unless otherwise agreed to between the Parties, all stock on hand as of the effective date of termination of this Manufacturing Agreement will be dealt with promptly as follows:

                  (a) Product manufactured and packaged pursuant to purchase orders from Galen and accepted by Lilly will be delivered by Lilly to Galen, whereupon Galen will pay Lilly therefor in accordance with the terms hereof if such payment is otherwise required under
         Section 3.2 or 4.3.

                  (b) Work in progress commenced by Lilly against accepted purchase orders from Galen or work in progress or finished Product commenced or finished in reliance on the quantity of Product forecasted for the current Calendar Quarter in the Forecast delivered to Lilly on or before the first day of the previous Calendar Quarter will be completed by Lilly and delivered to Galen, whereupon Galen will pay Lilly therefor in accordance with the terms hereof if such payment is otherwise required under Section 3.2 or 4.3; and

                  (c) Galen will reimburse Lilly for Lilly's actual cost of raw materials (including packaging components) dedicated for use but not used in the manufacture of Additional Quantities of Product and raw materials dedicated for use but not used for Product that was purchased as a result of modifications to the Specifications causing an increase in manufacturing costs, but only if such modifications are modifications for which Galen is obligated to pay under Section 3.2(a). At Galen's option and expense, Lilly will deliver to Galen any raw materials paid for by Galen under this provision (other than materials with Lilly's name or any variation thereof appearing on them), FOB point of shipment.

                  Payment for all Additional Quantities of Product (if required) and increases in manufacturing costs as a result of a modification to the Specifications which Galen is obligated to pay pursuant to Section
         3.2 will be deemed payable upon receipt of an invoice, with such payments being made in United States currency and by Federal Reserve wire transfer to an account designated by Lilly.

8.6 CONTINUING OBLIGATIONS. Termination of this Manufacturing Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto (including the obligation to pay invoiced amounts even though not yet due) or any antecedent breach of the provisions of this Manufacturing Agreement, and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Manufacturing Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Manufacturing Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto under Articles 1, 6, 7, 8 (including Section 8.1), 9, 10, 11 and 12 hereof and Section 3.4, hereof, rights and obligations which otherwise expressly survive the termination of this Agreement and Sections which are necessary to give effect to rights and obligations which expressly survive the expiration or terminate of this Agreement.

8.7 NON-EXCLUSIVE REMEDIES. The remedies set forth in this Section 8 or elsewhere in this Manufacturing Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Manufacturing Agreement.

8.8 EMERGENCY SUPPLY. Subject to the conditions set forth in this Section 8.8, Galen may elect, by written notice provided to Lilly on or before April 1, 2005, to have Lilly extend the term of this Manufacturing Agreement for an additional twelve (12) month period beyond the expiration date set forth in Section 8.1, above. If Galen exercises this election, the terms and conditions of this Manufacturing Agreement shall remain in full force and effect for an additional four Contract Quarters beyond the expiration date set forth in Section 8.1, above; provided, however, that (i) Lilly will not be required to supply Galen with more than one thousand (1,000) kilograms of Product and (ii) purchase orders must be in whole lot quantities.

                  Galen will have the right to exercise the election set forth in this Section 8.8 if, and only if, (i) this Manufacturing Agreement has not been (or will not be during the extension term) terminated by Lilly pursuant to Sections 8.3 or 8.4 above, (ii) Galen has used its commercially reasonable efforts to either manufacture for itself or find a Third Person manufacturer to assume manufacturing responsibility for Product and the active pharmaceutical ingredient contained therein as of the expiration date set forth in Section 8.1, above, and (iii) Galen pays to Lilly within five (5) days of Galen's delivery of its election to extend the Manufacturing Agreement pursuant to this Section
         8.8 Six Million Dollars ($6,000,000) ("Emergency Supply Election Payment") by Federal Reserve electronic wire transfer in immediate available funds to an account designated by Lilly. Lilly shall invoice Galen for Product supplied pursuant to this Section 8.8 upon delivery and Galen shall pay such invoice within 30 days of receipt of such invoice. The invoice amount for Product ordered by Galen in accordance with this Section 8.8, shall be determined by the Parties, through good faith negotiations, and shall be based on the then comparable price of fully finished fluoxetine hydrochloride packaged for commercial sale in comparable packaging that can be obtained from a Third Person (the "Market Price"). Notwithstanding anything in this Manufacturing Agreement to the contrary, in the event Galen elects to extend this Manufacturing Agreement under this Section 8.8, Galen will deliver to Lilly up to two purchase orders for all Product to be ordered pursuant to this Section 8.8 before the end of the expiration date set forth in
         Section 8.1, above, for the total quantity to be delivered by Lilly for each Contract Quarter during such extension period. Notwithstanding anything in this Manufacturing Agreement to the contrary, Lilly will deliver the quantity specified for each Contract Quarter prior to the end of such Contract Quarter; provided, however, Lilly will not be obligated to deliver more than 300 kilograms of Product in any Contract Quarter during such extension period, and Lilly may deliver to Galen Product required to be delivered in a Contract Quarter in advance of such Contract Quarter.

                  Notwithstanding anything in this Agreement to the contrary, Lilly will not be in breach of any of its obligations under this
         Section 8.8 so long as it exercises commercially reasonable efforts to perform such obligations; provided, however, that if Galen exercises this election and Lilly fails to supply the full amount of Product ordered by Galen in accordance with this Section 8.8, then Lilly shall refund Galen an amount equal to the difference between (i) the Emergency Supply Election Payment and (ii) the product of the Emergency Supply Election Payment multiplied by a fraction, the numerator of which is the amount in kilograms of Product supplied to Lilly under this Section 8.8 and the denominator of which is the amount of supply ordered by Galen under this Section 8.8.

8.9 MITIGATION OF DAMAGES. In the event of any breach of this Manufacturing Agreement by Galen or Lilly, the other Party shall take reasonable actions to mitigate its damages.

                                   ARTICLE 9
                                 CONFIDENTIALITY

         Confidentiality, nondisclosure and nonuse of information will be provided under and pursuant to, and in accordance with the terms of, Article 8 of the Assignment Agreement, which terms of such Article 8 are by this reference incorporated herein and made a part of this Manufacturing Agreement, and all of which for purposes of this Manufacturing Agreement will survive any termination or expiration of the Assignment Agreement.

                                   ARTICLE 10
               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

10.1 COMPLIANCE WITH LAW. Lilly will comply with all Applicable Laws relating to its manufacturing of the Product. Galen will comply with all Applicable Laws relating to its developing, making, having made, distributing, marketing, co-marketing, promoting, co-promoting, selling and having sold the Product, including without limitation all privacy laws. Galen further agrees to procure all third person consents which are necessary under Applicable Laws (including the consents from the subjects of clinical trials necessary to provide access to information to Lilly or a Third Person). Lilly and Galen each will keep all records and reports required to be kept by Applicable Laws, and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies. Lilly and Galen each will notify the other, and Galen will notify Indevus, within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any FDA or other governmental agency inspection, investigation or other inquiry, or other notice or communication of any type from a governmental agency, directly related to the manufacturing, distributing, selling, marketing, promoting, co-promoting and co-marketing of the Product in the Territory, and will cooperate with each other and Indevus during any such inspection, investigation or other inquiry.

         Except as otherwise set forth in this Section 10.1, to the extent such inspection, investigation or other inquiry concerns the Product and materially affects the activities of Galen with respect to the Product, each Party will allow upon reasonable request a representative of the other Party to be present during the applicable portions of any such inspection, investigation or other inquiry and will provide copies of all relevant documents to the other Party. A Party must approve in advance any representative of the other Party which will be present in such Party's facilities, such approval not to be unreasonably withheld. Each Party will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and will give the other Party an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, Lilly will be responsible for deciding the appropriate form and content of any response. Notwithstanding anything in this Section 10.1 to the contrary, while Product is being manufactured under the sNDAs, Galen will not have the right to have a representative present during any inspection, investigation or other inquiry of Lilly or the opportunity to comment upon any proposed response by Lilly with respect to such inspection, investigation or other inquiry of Lilly except that Galen may comment upon a proposed response by Lilly to the extent the inspection, investigation or other inquiry materially affects the Product.

10.2 RECALL. Lilly and Galen will each maintain such traceability records as may be necessary to permit a recall or field correction of the Product. If either Party determines a recall may be necessary, then such Party will notify the other Party within twenty-four (24) hours in writing and by telephone. The decision to conduct and the right to control a recall will be solely that of Lilly, after consultation with Galen, with respect to Product sold under the sNDAs, and will be solely that of Galen, after consultation with Lilly, with respect to Product sold under the Application for Marketing Authorization for the Product. Both Parties will cooperate fully with one another in connection with any recall. If Product distributed prior to the Closing Date is recalled, then Lilly will bear all costs associated with such recall. If any recall of Product distributed on or after the Closing

         Date is due to Lilly Error, Lilly will provide to Galen replacement Product for all recalled Product at no cost to Galen and will reimburse Galen for all of Galen's other reasonable direct costs and expenses actually incurred by Galen in connection with the recall including, but not limited to, direct costs of retrieving Product already delivered to customers and direct costs and expenses Galen is required to pay for notification, shipping and handling charges. Notwithstanding anything in this Agreement to the contrary, (a) prior to any reimbursement by Lilly hereunder, Galen will provide Lilly with detailed supporting documentation of all costs and expenses for which reimbursement is being sought, and (b) in no event will the direct costs and expenses payable by Lilly pursuant to this Section 10.2 include Galen's lost profits associated with such Product. If a recall of Product distributed after the Closing Date is due to anything other than Lilly Error, Galen will remain responsible for the purchase price(s) for such Product and will reimburse Lilly for all of the reasonable direct costs and expenses described above actually incurred by Lilly (if any) in connection with such recall including, but not limited to, administration of the recall and such other reasonable direct costs as may be reasonably related to the recall. Notwithstanding anything in this Agreement to the contrary, (X) prior to any reimbursement by Galen hereunder, Lilly will provide Galen with detailed supporting documentation of all costs and expenses for which reimbursement is being sought and (Y) in no event will the direct costs and expenses described above, include Lilly's lost profits associated with such Product.

10.3 EXPENSES. Lilly and Galen will each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Manufacturing Agreement and, except as set forth in this Manufacturing Agreement, the performance of the obligations contemplated hereby.

10.4 REASONABLE EFFORTS. Lilly and Galen each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Manufacturing Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of any Governmental or Regulatory Authority and other Persons (including, without limitation, all applicable drug listing and notifications to the FDA identifying Galen as a distributor of the Product); provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Manufacturing Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Manufacturing Agreement.

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

         In addition, Galen hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to begin manufacturing Product as of the expiration of this Manufacturing Agreement including such actions as may be reasonably necessary to obtain approvals and consents of any Governmental or Regulatory Authority and other Persons (including, without limitation, all applicable drug listing and notifications to the FDA identifying Galen as a manufacturer of the Product).

10.5     COOPERATION.

         (a) Cooperation with Third Persons. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including the FDA, relating in any way to the manufacturing, selling, marketing, promoting, co-marketing or co-promoting the Product in the Territory, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding; provided that, except as otherwise provided in this Manufacturing Agreement, the Assignment Agreement or unless more assistance is required by Applicable Laws, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) -hour business days). Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

         (b) Cooperation with Third Person Manufacturer. If Lilly enters into an arrangement with a Third Person to manufacture Product for Galen in accordance herewith, or if Lilly elects to transfer any portion of the manufacture of Product from one Lilly facility to another Lilly facility, then Galen will cooperate in all reasonable respects with Lilly and such Third Person, if applicable, in obtaining any required FDA approvals. Lilly will reimburse Galen for any reasonable direct costs incurred by Galen in providing such assistance.

10.6 CONFLICTING RIGHTS. Neither Party will grant any right to any Third Person which would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Manufacturing Agreement.

10.7 DEEMED BREACH OF COVENANT. Neither Lilly nor Galen will be deemed to be in breach of this Manufacturing Agreement if such Party's deemed breach is the result of any action or inaction on the part of the other Party.

                                   ARTICLE 11
                           INDEMNIFICATION; INSURANCE

11.1 INDEMNIFICATION AND INSURANCE. Indemnification and insurance coverage will be provided under and pursuant to and in accordance with the terms of Article 11 of the Assignment Agreement, which terms of such Article 11 are by this reference incorporated in and made a part of this Manufacturing Agreement, and all of which for purposes of this Manufacturing Agreement will survive any termination or expiration of the Assignment Agreement.

11.2 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE COSTS AND EXPENSES OF RECALL ENUMERATED IN
         SECTION 10.2 OF THIS MANUFACTURING AGREEMENT (OTHER THAN LOST PROFITS) TO THE EXTENT SUCH COSTS AND EXPENSES CONSTITUTE INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY'S OR ITS AFFILIATES' OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY'S OR A PARTY'S AFFILIATES' EMPLOYEES, AGENTS OR CONTRACTORS)).

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

12.1 SUCCESSORS AND ASSIGNS. This Manufacturing Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns;

         provided, however, that neither Lilly nor Galen may assign this Manufacturing Agreement or any portion thereof without the prior written consent of the other, which consent may not be unreasonably withheld or delayed, except that no prior written consent will be required if a Party assigns any or all of its rights hereunder to one of its Affiliates. No assignment of this Manufacturing Agreement or of any rights hereunder will relieve the assigning Party from being primarily liable for any of the obligations or liabilities hereunder it would have had if it had not assigned the Agreement. Each reference to Lilly herein shall include its assignees and each reference to Galen shall include its assignees.

12.2 SUBCONTRACTING. Galen may not subcontract any or all of its rights or obligations under this Manufacturing Agreement to any subcontractor or consultant without prior written consent of Lilly, which shall not unreasonably be withheld; provided, however, that Galen may subcontract any or all of its rights or obligations under this Manufacturing Agreement without the consent of Lilly, to the extent Galen could assign such rights or delegate such duties under Section 12.1. Lilly may subcontract any or all of its rights or obligations under this Manufacturing Agreement to any subcontractor or consultant without the consent of Galen. Subject to the preceding two sentences, the subcontracting Party will be fully responsible to the other Party for any portion of the services performed by the subcontractor or consultant to the same extent as if such portion of the services was performed directly by the subcontracting Party.

12.3 NOTICES. Unless otherwise stated in this Manufacturing Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, same-day courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by same-day courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth business day following the date of post mark in the case of delivery by mail) as follows:

         If to Lilly, as follows:

                  Eli Lilly and Company
                  Lilly Corporate Center
                  Indianapolis, Indiana 46285
                  Facsimile: (317) 433-3000

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

                  Attn: President, U.S. Affiliate

         With a copy to:

                  Eli Lilly and Company
                  Lilly Corporate Center
                  Indianapolis, Indiana 46285
                  Facsimile: (317) 433-3000
                  Attn: General Counsel

         If to Galen, as follows:

                  Galen (Chemicals) Limited
                  4 Adelaide Street
                  Dun Laoghaire, Co. Dublin
                  Ireland
                  Facsimile:
                  Attention:  Supply Management

         With a copy to:

                  GALEN HOLDINGS PLC
                  100 Enterprise Drive
                  Rockaway, New Jersey 07866
                  Telephone: (973) 442-3371
                  Facsimile: (973) 442-3316
                  Attn:  Senior Vice President, Corporate Development,
                            General Counsel and Corporate Secretary

         or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 12.3 by any Party hereto to the other Party.

12.4 WAIVER. Any term or provision of this Manufacturing Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. Except as otherwise provided in Section 3.2(d) no delay on the part of Lilly or Galen in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or Galen of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.5 ENTIRE AGREEMENT. This Manufacturing Agreement, the Assignment Agreement, the Litigation Agreement, the Legal Representation Agreement, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

12.6 AMENDMENT. This Manufacturing Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

12.7 COUNTERPARTS. This Manufacturing Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

12.8 GOVERNING LAW. This Manufacturing Agreement will be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules that may direct the application of the law of another state.

12.9 CAPTIONS. All section titles or captions contained in this Manufacturing Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Manufacturing Agreement are for convenience only, will not be deemed a part of this Manufacturing Agreement and will not affect the meaning or interpretation of this Manufacturing Agreement.

12.10 NO THIRD PERSON RIGHTS. No provision of this Manufacturing Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Manufacturing Agreement.

12.11 CONSTRUCTION. This Manufacturing Agreement will be deemed to have been drafted by both Lilly and Galen and will not be construed against either Party as the draftsperson hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

12.12 APPENDICES, EXHIBITS, SCHEDULES AND CERTIFICATES. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Manufacturing Agreement.

12.13 NO JOINT VENTURE. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Manufacturing Agreement to bind the other Party in any manner whatsoever.

12.14 SEVERABILITY. If any provision of this Manufacturing Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Manufacturing Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby. In the event a part or provision of this Manufacturing Agreement is held to be illegal, invalid or unenforceable, the Parties agree to negotiate in good faith an amendment of such part or provisions in a manner consistent with the intention of the Parties.

12.15 FORCE MAJEURE. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control, said Party will provide written notice of same to the other Party. Said notice will be provided within five (5) business days of the occurrence of such event and will identify the requirements of this Manufacturing Agreement or such of its obligations as may be affected, and, to the extent so affected, said obligations will be suspended during the period of such disability. If any raw materials, facility systems or capacity is used for both the affected Product and any other product or purposes, Lilly may allocate resources first to its and its Affiliates' needs. The Party prevented from performing hereunder will use commercially reasonably best efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party's nonperformance. If the period of any previous actual nonperformance of a Party because of force majeure conditions plus the anticipated future period of such Party's nonperformance because of such conditions will exceed an aggregate of one hundred twenty (120) days within any one year period, the other Party may terminate this Manufacturing Agreement by prior written notice to the nonperforming Party.

12.16 SPECIFICATIONS. As soon as is commercially reasonable after the date hereof, Lilly shall furnish to Galen a complete copy of the Specifications.

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

         IN WITNESS WHEREOF, the Parties hereto have executed this Manufacturing Agreement as of the date first above written.

                                         ELI LILLY AND COMPANY

                                         By: _________________________________
                                         Printed Name: _______________________
                                         Title: ______________________________

                                         GALEN (CHEMICALS) LIMITED

                                         By: __________________________________
                                         Printed Name: ________________________
                                         Title: _______________________________